                                                                    EXHIBIT 12-B

                      FORD MOTOR COMPANY AND SUBSIDIARIES

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                 (IN MILLIONS)

                                                         FOR THE YEARS ENDED DECEMBER 31
                                            ----------------------------------------------------------
                                             1996         1995         1994         1993         1992
                                             ----         ----         ----         ----         ----
EARNINGS
  Income/(Loss) before income taxes and
     cumulative effects of changes in
     accounting principles................  $ 6,793      $ 6,705      $ 8,789      $ 4,003      $ (127)
  Equity in net loss/(income) of
     affiliates plus dividends from
     affiliates...........................       36          179         (182)         (98)         26
  Adjusted fixed charges(a)...............   10,801       10,556        8,122        7,648       8,113
                                            -------      -------      -------      -------      ------
     Earnings.............................  $17,630      $17,440      $16,729      $11,553      $8,012
                                            =======      =======      =======      =======      ======
COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
  Interest expense(b).....................  $10,464      $10,121      $ 7,787      $ 7,351      $7,987
  Interest portion of rental expense(c)...      300          396          265          266         185
  Preferred stock dividend requirements of
     majority owned subsidiaries and
     trusts(d)............................       55          199          160          115          77
                                            -------      -------      -------      -------      ------
     Fixed charges........................   10,819       10,716        8,212        7,732       8,249
Ford preferred stock dividend
  requirements(e).........................       95          459          472          442         317
                                            -------      -------      -------      -------      ------
  Total combined fixed charges and
     preferred stock dividends............  $10,914      $11,175      $ 8,684      $ 8,174      $8,566
                                            =======      =======      =======      =======      ======
RATIOS
  Ratio of earnings to fixed charges......      1.6          1.6          2.0          1.5          (f)
  Ratio of earnings to combined fixed
     charges and preferred stock
     dividends............................      1.6          1.6          1.9          1.4          (g)

-------------------------
(a) Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.

(b) Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.

(c) One-third of all rental expense is deemed to be interest.

(d) Preferred stock dividend requirements of Ford Holdings, Inc. (1995 - 1992), increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992. Beginning in the fourth quarter 1995, includes requirements related to company-obligated mandatorily redeemable preferred securities of a subsidiary trust.

(e) Preferred stock dividend requirements of Ford Motor Company, increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.

(f) Earnings inadequate to cover fixed charges by $237 million.

(g) Earnings inadequate to cover combined fixed charges and preferred stock dividends by $554 million.
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                                                                      EXHIBIT 23

                     CONSENT OF COOPERS & LYBRAND L.L.P.

Re: Ford Motor Credit Company Registration Statement
    Nos. 33-62973, 33-24928, 33-64237, 33-64263 and 33-55945 on Form S-3

     We consent to the incorporation by reference in the above Ford Motor Credit Company Registration Statements of our report dated January 27, 1997 on our audits of the consolidated financial statements of Ford Motor Credit Company and Subsidiaries at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Ford Motor Credit Company's Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.

/S/ COOPERS & LYBRAND L.L.P.
----------------------------

DETROIT, MICHIGAN
MARCH 21, 1997
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                                                                      EXHIBIT 24

                          FORD MOTOR CREDIT COMPANY

                           CERTIFICATE OF SECRETARY

     The undersigned, Hurley D. Smith, Secretary of FORD MOTOR CREDIT COMPANY, a Delaware corporation (the "Company"), DOES HEREBY CERTIFY that the resolutions attached as Exhibit 1 to this Certificate were duly adopted by the Board of Directors of the Company on March 14, 1997, at a meeting duly called and held at which a quorum was present and acted throughout, and such resolutions have not been amended, modified, rescinded or revoked and are in full force and effect on the date hereof.

     WITNESS my hand and the seal of the Company this 21st day of March, 1997.

                                          /s/ HURLEY D. SMITH
                                          --------------------------------------
                                          Hurley D. Smith
                                          Secretary





[Corporate Seal]